UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No.  )

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DATASCOPE CORP.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
PARCHE, LLC
RCG ENTERPRISE, LTD
RCG STARBOARD ADVISORS, LLC
RAMIUS CAPITAL GROUP, L.L.C.
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
DAVID DANTZKER, M.D.
WILLIAM J. FOX
MARK R. MITCHELL
PETER A. FELD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its two nominees at the 2007 annual meeting of stockholders of Datascope Corp., a Delaware corporation (the “Company”).

Item 1: On December 10, 2007, Ramius Capital issued the following press release

INSTITUTIONAL SHAREHOLDER SERVICES (ISS) RECOGNIZES SIGNIFICANT ISSUES AT DATASCOPE AND SUPPORTS CHANGE TO BOARD OF DIRECTORS

RAMIUS URGES SHAREHOLDERS TO VOTE THE WHITE PROXY CARD ‘FOR’ DR. DAVID DANTZKER AND ‘FOR’ WILLIAM J. FOX

New York – December 10, 2007– Starboard Value and Opportunity Master Fund Ltd., an affiliate of RCG Starboard Advisors, LLC and Ramius Capital Group, L.L.C. (collectively, “Ramius”), today announced that Institutional Shareholder Services Inc. (“ISS”), the leading independent proxy voting advisory and corporate governance services firm, has recommended that shareholders of Datascope Corp. (“Datascope” or the “Company”) (NASDAQ: DSCP) vote on Ramius’ WHITE proxy card to elect Dr. David Dantzker to the Board of Directors of Datascope at its 2007 Annual Meeting of Shareholders, which is scheduled for December 20, 2007.

Ramius Partner Mark R. Mitchell said: “We are pleased that ISS recognizes the significant issues that have adversely affected shareholder value at Datascope and that ISS supports our call for change on the board of directors.  We believe it is imperative that shareholders vote for both of Ramius’ independent nominees -- Dr. David Dantzker and Mr. William J. Fox.  Given the insular nature of the current board and the depth of issues at Datascope, electing both nominees will help to ensure that that our efforts to bring about true accountability and transparency are successful.”

Mr. Mitchell added, “In addition to Dr. Dantzker’s strong industry expertise, Bill Fox is highly qualified to serve as a financial expert on the Datascope Board.  Over his 30-year career, Bill has served in many leadership roles on public boards including Chairman, Vice-Chairman, and Chairman of the Audit Committee.  In addition to his operating talents, Bill is a CPA with 6 years of public accounting and auditing experience at the international firm Coopers & Lybrand, the predecessor to Price Waterhouse Coopers.”

In its analysis, ISS noted:

•
“…[We] note that the discrepancy between the findings of Internal Audit Committee and Legal Counsel and the board Audit Committee raises concerns. Secondly, we note that three key members of the senior management, including the former CFO, former corporate counsel, and former chief information officer, resigned shortly after the Internal Audit Committee presented its report with ‘different conclusion’ to the Audit Committee of the board.  Thirdly, we note that the company did not fully disclose the name of its external forensic accountant until after the dissident shareholders specifically issued a public letter, specifically asking for the name of the forensic accounting firm.  Though the company has still not publicly disclosed the name of the forensic accounting firm, we note that it has not refuted dissidents assertion that KPMG performed the said role.  Furthermore, we note that James J. Loughlin, the chairman of the Audit Committee, spent 40 years at KPMG and retired as the senior partner of KPMG.”

•	“We believe, however, that departure of key management members immediately after conclusion of a conflicting internal audit committee report, raises concerns regarding stewardship at Datascope.”

•
“…[W]e note that [Datascope] has consistently underperformed its peers in terms of key financial metrics.  Additionally, historically, Datascope has traded at a significant discount to the peer valuation multiples.  As such, we believe that the company could benefit from greater board oversight.”

•
“Finally, our comparative review of the director nominees suggests that Dr. Dantzker would be a good addition to the board. We believe his medical industry and public board experience would be a valuable addition to Datascope’s board, particularly, considering that none of the incumbent independent directors have relevant industry experience (other than that at Datascope).”

Ramius strongly encourages Datascope stockholders to sign, date, and return the WHITE proxy card and vote FOR both Dr. David Dantzker and William J. Fox.  Shareholders who have questions, or need assistance in voting their shares, should call Ramius’ proxy solicitors, Innisfree M&A Incorporated, Toll-Free at 888-750-5834 or collect at 212-750-5833.  For more information on how to vote, as well as other proxy materials, please visit www.ShareholdersForDatascope.com.

About Ramius Capital Group, L.L.C.

Ramius Capital Group is a registered investment advisor that manages assets of approximately $9.6 billion in a variety of alternative investment strategies. Ramius Capital Group is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

On November 2, 2007, Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes for the election of its nominees at the 2007 annual meeting of shareholders of Datascope Corp., a Delaware corporation (the “Company”).

RAMIUS CAPITAL ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER: (888) 750-5834.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd., a Cayman Islands exempted company (“Starboard”), Parche, LLC, a Delaware limited liability company (“Parche”), RCG Enterprise, Ltd, a Cayman Islands exempted company (“RCG Enterprise”), RCG Starboard Advisors, LLC, a Delaware limited liability company (“RCG Starboard Advisors”), Ramius Capital Group, L.L.C., a Delaware limited liability company (“Ramius Capital”), C4S & Co., L.L.C., a Delaware limited liability company (“C4S”), Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Jeffrey M. Solomon, David Dantzker, M.D., William J. Fox, Mark R. Mitchell and Peter A. Feld (the “Participants”). As of December 7, 2007, Starboard beneficially owned 617,991 shares of Common Stock of the Company and Parche beneficially owned 117,519 shares of Common Stock of the Company. As the sole non-managing member of Parche and owner of all economic interests therein, RCG Enterprise is deemed to beneficially own the 117,519 shares of Common Stock of the Company owned by Parche. As the investment manager of Starboard and the managing member of Parche, RCG Starboard Advisors is deemed to beneficially own the 617,991 shares of Common Stock of the Company owned by Starboard and the 117,519 shares of Common Stock of the Company owned by Parche. As the sole member of RCG Starboard Advisors, Ramius Capital is deemed to beneficially own the 617,991 shares of Common Stock of the Company owned by Starboard and the 117,519 shares of Common Stock of the Company owned by Parche. As the managing member of Ramius Capital, C4S is deemed to beneficially own the 617,991 shares of Common Stock of the Company owned by Starboard and the 117,519 shares of Common Stock of the Company owned by Parche. As the managing members of C4S, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon is deemed to beneficially own the 617,991 shares of Common Stock of the Company owned by Starboard and the 117,519 shares of Common Stock of the Company owned by Parche. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such shares of Common Stock of the Company except to the extent of their pecuniary interest therein. As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, Dr. Dantzker and Messrs. Fox, Mitchell and Feld are deemed to beneficially own the 617,991 shares of Common Stock of the Company owned by Starboard and the 117,519 shares of Common Stock of the Company owned by Parche. Dr. Dantzker and Messrs. Fox, Mitchell and Feld each disclaim beneficial ownership of shares of Common Stock of the Company that they do not directly own.

Contact:

Media & Shareholders:
Sard Verbinnen & Co.
Dan Gagnier or Renée Soto, 212-687-8080